As filed with the Securities and Exchange Commission on August 14, 2012

Registration No. 333-176057

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INSITE VISION INCORPORATED

(Exact Name of Registrant As Specified In Its Charter)

Delaware	2834	94-3015807
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy Ruane

Chief Executive Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Timothy R. Curry, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

On August 4, 2011, Insite Vision Incorporated (the “Registrant”), filed a registration statement on Form S-1, Registration Number 333-176057 (as amended pursuant to Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2011 and Post-Effective Amendment No. 1 filed with the SEC on March 6, 2012, the “Registration Statement”), with the SEC to register the resale by the selling stockholders named in the Registration Statement of 51,769,816 shares of common stock of the Registrant (the “Common Stock”) consisting of (i) 36,978,440 outstanding shares of Common Stock and (ii) 14,791,376 shares of Common Stock issuable upon the exercise of outstanding warrants. The Registration Statement was declared effective on August 18, 2011. The Registrant issued the shares of Common Stock in connection with a Securities Purchase Agreement (the “Purchase Agreement”), dated July 12, 2011 between the Registrant and investors party thereto. In connection with the Purchase Agreement, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 12, 2011, pursuant to which the Company agreed to effect the registration for the resale of the Common Stock.

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all of the Common Stock registered for resale by the selling stockholders named in the Registration Statement. The Registrant is seeking to deregister the Common Stock because its obligation to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement has expired. The Registrant hereby terminates the effectiveness of the Registration Statement and deregisters all of the Common Stock registered under the Registration Statement that has not been resold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on August 14, 2012.

INSITE VISION INCORPORATED

By:	/s/ Timothy Ruane
Timothy Ruane
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy Ruane	Chief Executive Officer and Director	August 14, 2012
Timothy Ruane	(Principal Executive Officer)

/s/ Louis Drapeau	Vice President, Chief Financial Officer	August 14, 2012
Louis Drapeau	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 14, 2012
Timothy McInerney

Director
Brian Levy, O.D. M.Sc.

*	Director	August 14, 2012
Robert O’Holla

Director
Craig Tooman

*	Director	August 14, 2012
Anthony J. Yost

*By:	/s/ Louis Drapeau
Louis Drapeau Attorney-in-fact